UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2006

Champps Entertainment, Inc.

(Exact name of Registrant as specified in charter)

Delaware	000-22639	04-3370491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10375 Park Meadows Drive, Suite 560, Littleton, CO 80124

(Address of Principal Executive Offices) (Zip Code)

(303) 804-1333

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2006, Champps Operating Corporation, as Borrower, a wholly owned subsidiary of Champps Entertainment, Inc., entered into a Fourth Amendment to Credit Agreement (the “Fourth Amendment”), dated as of March 16, 2004, and as first amended on November 29, 2005, second amended on June 13, 2006 and third amended on August 14, 2006, with LaSalle Bank, National Association, as Administrative Agent and a Syndication Party (the “Credit Agreement”). The Fourth Amendment, among other changes, extends the 3-Year Maturity Date to September 30, 2010 (originally March 16, 2007), increases the aggregate of letter of credit commitment to $7.0 million (originally $5.0 million), provides for a $10.0 million one-time increase in the aggregate commitment amount if requested by borrower between September 30, 2007 and December 31, 2007 and approved by the lenders, and deleted the Minimum Tangible Net Worth financial covenant requirement.

The foregoing is qualified in its entirety by reference to the Fourth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, and the Credit Agreement, a copy of which is attached as Exhibit 10.1 to the Quarterly Report on Form 10-Q of Champps Entertainment, Inc. for the quarter ended March 28, 2004, filed with the Securities and Exchange Commission on April 29, 2004. All terms not otherwise defined herein shall have the meanings given such terms in the Fourth Amendment and the Credit Agreement.

As of October 9, 2006, no borrowings were outstanding under the Credit Agreement and $3,481,000 of letters of credit had been placed under the Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K.

10.1	Fourth Amendment to Credit Agreement dated as of October 5, 2006, by and between LaSalle Bank, National Association, as Administrative Agent and Syndication Party, and Champps Operating Corporation, as Borrower.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2006	Champps Entertainment, Inc. (Registrant)

	By:	/s/ David D. Womack
Name: David D. Womack Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fourth Amendment to Credit Agreement dated as of October 5, 2006, by and between LaSalle Bank, National Association, as Administrative Agent and Syndication Party, and Champps Operating Corporation, as Borrower.